EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Elite Performance Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(o)	$4.00	$7,475,000	0.00015310	$1,144.42
		Underwriter Warrants(4)	457(g)	—		—	—
		Common stock issuable upon exercise of Underwriter Warrants(5)	457(o)	$4.00	195,000	0.00015310	$29.85
	Total Offering Amounts				$7,475,000		$1,174.27
	Total Fees Previously Paid						$3,150.00
	Total Fee Offsets
	Net Fee Due						$29.85

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase 243,750 additional shares. (15% over-allotment)

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.

(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)

As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum aggregate offering price of the common stock underlying the Underwriter Warrants is $48,750, which is equal to 100% of the offering price.